Exhibit 10.1

STOCK ACQUISITION AGREEMENT

by and among

PHOENIX ASIA HOLDINGS LIMITED, AS TRANSFEREE,

ACEA PHARMA, INC., AS THE COMPANY,

AND

ACEA THERAPEUTICS, INC., AS THE TRANSFEROR

Dated as of May 4, 2026

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ii

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STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2026 (the “Execution Date”), by and among ACEA Pharma, Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), ACEA Therapeutics, Inc., an exempted company incorporated with limited liability in the Cayman Islands, as the holder of 100% of the Equity Interests of the Company (the “Transferor”), and Phoenix Asia Holdings Limited, a company organized under the laws of the Cayman Islands (the “Transferee”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XII below.

RECITALS

WHEREAS, the Transferor owns 100% of the issued and outstanding shares of common stock, par value $0.00001 per share, of the Company (collectively, the “Company Shares”);

WHEREAS, the Transferee desires to purchase from the Transferor, and the Transferor desires to sell to the Transferee, the Company Shares, pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, solely for the purposes of determining the aggregate agreed value of the Equity Consideration, the Parties have agreed that each Transferee Ordinary Share comprising the Equity Consideration shall be valued at the Reference Price.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
ACQUISITION AND SALE OF THE COMPANY SHARES

Section 1.1 Acquisition and Sale

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Transferee shall acquire and accept the Company Shares from the Transferor, and the Transferor shall sell, convey, assign and transfer all right, title and interest in and to the Company Shares to the Transferee, free and clear of all Liens (other than Permitted Liens) for the consideration specified in Section 1.2.

Section 1.2 Closing

The closing of the acquisition and sale of the Company Shares (the “Closing”) shall take place as described in Article IX; provided, that the closing conditions set forth in Article VIII shall have been satisfied or waived in writing as provided therein at or prior to the Closing. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.” Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.

Article II
CONSIDERATION AND MANNER OF PAYMENT

Section 2.1 Payments at Closing

On the Closing Date, as consideration for the acquisition of the Company Shares, the Transferee shall, and shall cause its transfer agent to, issue and deliver to the Transferor one hundred million (100,000,000) newly-issued Transferee Ordinary Shares (the “Equity Consideration”) in book-entry form in the name of the Transferor (the “Contribution”). For the purposes of this Agreement, including, without limitation, any Required Nasdaq Filings, any SEC Reports filed or furnished by the Transferee in connection with the transactions contemplated hereby, any allocation required under Section 351 of the Code, and any determination of aggregate transaction consideration hereunder, the Equity Consideration shall be ascribed an aggregate agreed value of one billion Dollars ($1,000,000,000.00), calculated by multiplying the Reference Price by the one hundred million (100,000,000) Transferee Ordinary Shares comprising the Equity Consideration (the “Agreed Equity Value”). The aggregate consideration payable by the Transferee to the Transferor pursuant to this Section 2.1 shall be ascribed the value of one billion Dollars ($1,000,000,000.00). For the avoidance of doubt, the Reference Price is a contractual reference agreed between the Parties solely for the purposes described in this Section 2.1(a), including the determination of the Agreed Equity Value, and shall not be construed as a representation or warranty by either the Transferee or the Transferor as to the fair value or fair market value of the Transferee Ordinary Shares at the Execution Date, the Closing Date, or any other date, in each case for financial reporting, valuation, taxation, or any other purpose not expressly contemplated herein. The Parties agree that, as between the Parties, the Agreed Equity Value constitutes the binding, fixed purchase price for the Company Shares for all purposes under this Agreement and shall not be subject to adjustment, re-calculation, or re-determination except in the case of fraud. For all U.S. federal, state and local income tax purposes, the Contribution is intended to be a tax-deferred Contribution described in Section 351(a) of the Code.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Transferee as of the Execution Date and as of the Closing Date (except where a representation or warranty speaks as of a specific date, in which case as of such date) as follows:

Section 3.1 Organization and Qualification

The Company is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Company has no Subsidiaries. The Company has the requisite corporate power and authority to conduct the Business as it is now being conducted and to own and lease the Assets which it owns and leases. The Company is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdiction(s) listed on Schedule 3.1, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its Assets requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.1 are all the names (i.e. “trading” or “doing business as” names) under which the Company is currently or has ever conducted its business.

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Section 3.2 Authorization; Enforceability

The Company has the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, and such actions have been duly authorized by all necessary corporate action of the Transferor and of the Company’s board of directors. This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered by the Company, and this Agreement and the Other Agreements constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a Legal Proceeding in equity or at law (clauses (a) and (b), collectively, the “General Enforceability Exceptions”).

Section 3.3 Capitalization

The Transferor is the record and beneficial holder of 10,000 Company Shares. All of such Company Shares have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens), and have been issued in compliance with applicable Law. As of the Execution Date, the Company Shares constitute the only outstanding Equity Interests of the Company. No Equity Interests of the Company are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales or repurchases by the Company of its Equity Interests have been effected in compliance with all applicable federal and state securities laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of the Company. The Company does not own, directly or indirectly, or have any obligation to acquire, any Equity Interests of any Person.

Section 3.4 Options

Except as set forth on Schedule 3.4, there are no authorized or outstanding subscriptions, options, rights (conversion, preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements or agreements of any nature whatsoever to which the Company is a party requiring the issuance, conversion, registration, voting, sale or transfer of any Equity Interests of the Company, or any synthetic equity, including without limitation, phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into Equity Interests of the Company, or evidencing the right to subscribe for any Equity Interests of the Company, or giving any Person (other than the Transferee) any rights with respect to any Equity Interests of the Company.

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Section 3.5 No Violation

Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 3.5, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Company, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Material Contract or Material Licenses and Permits, or (c) to the Company’s Knowledge, conflict with or violate any Laws applicable to the Company or by which any of the Company’s Assets are bound.

Section 3.6 Consents

(a) Third Party Consents. Except as set forth on Schedule 3.6(a), neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Material Contract to which the Company is a party or by which it is bound.

(b) Governmental Consents. Except for (i) the filing with the FTC and the Antitrust Division of the U.S. Department of Justice of a pre-merger notification and report form as required by the HSR Act, (ii) the expiration of any waiting periods provided for in the HSR Act, (iii) Consents required pursuant to the Licenses and Permits held by the Company and listed on Schedule 3.6(b), and (iv) any other filings listed on Schedule 3.6(b), no Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Other Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a material violation of any applicable Law or any Licenses and Permits, (B) would result in any material Liability to the Company, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.

Section 3.7 Absence of Certain Changes

Since March 4, 2026 (the “Measurement Date”), there has been no Material Adverse Effect on the Company or the Business.

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Section 3.8 Taxes

Except as set forth on Schedule 3.8:

(a) The Company has timely filed, or will timely file (taking into account available extensions of time to file), all material Tax Returns required to be filed by it through the date hereof and through the Closing Date, with the appropriate Governmental Authority. Each such Tax Return is complete and correct and correctly reflects the taxable income or loss (or other measure of Tax) of the Company. The Company has paid and discharged all material Taxes required to be paid by it. The Company has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all material Taxes required by Law to be withheld or collected.

(b) The Company is not (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated Federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(c) The Company has not been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or proposed with respect to any alleged deficiency in Taxes. Except as and to the extent shown on Schedule 3.8, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against the Company.

(d) The Company has not (and the Transferor has not, on its behalf) (i) waived any statute of limitations in respect of any Taxes, (ii) agreed to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local law.

(e) There are no Liens (other than Permitted Liens) relating to any Taxes existing with regard to any of the Assets of the Company.

(f) The Company has not participated in a “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(g) The Company will not be required to include any material items of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

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Notwithstanding any other provision of this Agreement, this Section 3.8 contains the sole and exclusive representations and warranties of the Company with respect to Taxes. Nothing in this Section 3.8 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company, or (ii) any Taxes attributable to, or any Tax position taken by the Transferee or its Affiliates (including the Company) in, any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.9 Material Contracts

Schedule 3.9 lists all material Contracts (the “Material Contracts”) to which the Company is a party or by which the Company is bound as of the Execution Date. Each such Contract is in full force and effect and constitutes the legal, valid, and binding obligation of, and is legally enforceable (subject to the General Enforceability Exceptions) against, the Company and, to the Knowledge of the Company, the other parties thereto. The Company has materially performed all of its obligations thereunder required to be performed by it to date. Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in default in any respect under any of the Contracts set forth in Schedule 3.9, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. Except as set forth in Schedule 3.9, to the Knowledge of the Company, no other party to any Material Contract intends to cancel, not to renew or extend, to rebid prior to potentially renewing or extending, or to terminate any of such Material Contracts.

Section 3.10 Real Property. The Company does not own any Real Property.

Section 3.11 Personal Property

Except as set forth on Schedule 3.11, the Company has good title to, a valid leasehold interest in, or a valid license to use, all tangible Assets of the Company material to the operation of the Business, free and clear of any Liens (other than Permitted Liens). All tangible Assets used by the Company in the ordinary course of business are in good working condition and repair and sufficient for the operation of the Business as presently conducted (normal maintenance, wear and tear excepted).

Section 3.12 Intellectual Property

Schedule 3.12 sets forth a complete and correct list of all Intellectual Property owned or used by the Company in the operation of the Business that is registered or applied for with a Governmental Authority (the “Company Intellectual Property”). For each item of Company Intellectual Property, Schedule 3.12 sets forth the registration, patent, serial and/or application number, if any. Except as set forth on Schedule 3.12:

(a) the Company owns all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens);

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(b) (i) to the Knowledge of the Company, the use of the Company Intellectual Property in the conduct of the Business does not infringe upon, dilute or misappropriate any intellectual property rights of any Person; (ii) the Company has not made any claims or written allegations of infringement or unauthorized use involving any Company Intellectual Property that are pending against a third party; and (iii) there are no pending claims or written allegations of infringement or unauthorized use of any third party Intellectual Property against the Company;

(c) to the Knowledge of the Company, the Company Intellectual Property, together with all of the other Intellectual Property owned by, licensed to, or which the Company otherwise has a right to use, constitutes all of the Intellectual Property reasonably necessary for the conduct of the Business;

(d) the Company has taken reasonable security measures to protect the secrecy of the confidential and proprietary information and materials of the Company that are material to the operation of the Business, and, to the Knowledge of the Company, there has not been any release, publication, disclosure or other dissemination of such confidential and proprietary information and materials except as permitted under confidentiality and non-disclosure agreements between the Company and its Representatives or third parties;

(e) the Company has delivered to the Transferee complete and correct copies of each license agreement granting to any third party and rights relating to any of the Company Intellectual Property or granting to the Company the right to use any Intellectual Property, in each case other than commercial software licenses, employee intellectual property assignment agreements, and other agreements entered into in the ordinary course (the “IP License Agreements”);

(f) each IP License Agreement is a legal and binding obligation of the Company which is a party, or are parties, to such IP License Agreement, and, to the Knowledge of the Company, no party to any IP License Agreement is in breach or default of such IP License Agreement, and no event has occurred which with notice or the passage of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(g) the Company is not obligated under any IP License Agreement or otherwise to pay royalty or license fees for the use of any Company Intellectual Property; and

(h) all Company Intellectual Property was created by (i) Representatives of the Company acting at the direction of the Company, within the scope of their employment, or (ii) by Representatives of the Company who have assigned all their rights in and to such Company Intellectual Property to the Company pursuant to written agreements.

Section 3.13 Insurance Policies

The Company has delivered to the Transferee complete and correct copies of all material policies and binders of insurance (each of which are listed on Schedule 3.13) maintained as of the Execution Date by the Company (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect. Except as set forth on Schedule 3.13, there have been no claims made under any Insurance Policies at any time since the Measurement Date. The Company has not received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by the Company or regarding the termination, cancellation or amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time since the Measurement Date. Since the Measurement Date, the Company has not been refused any insurance, nor has its coverage been suspended.

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(a) Neither the Company nor any other party to any Insurance Policy is in material breach or default under such Insurance Policy. No party to any Insurance Policy has repudiated any provision thereof.

Section 3.14 Litigation

There is no claim, action, suit, litigation, arbitration, hearing, inquiry, audit, proceeding or investigation, whether civil, criminal, judicial or investigative, formal or informal, public or private, commenced, brought, conducted or heard by or before any Governmental Authority, judicial authority or arbitral panel (each, a “Legal Proceedings”) pending, or to the Company’s Knowledge, threatened, against the Company, nor is the Company subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 3.15 Compliance with Applicable Laws

To the Company’s Knowledge, the Company has complied with all Laws applicable to it or to the operation of the Business and no facts or circumstances exist which would reasonably be expected to cause the Company to violate or fail to comply with any such Laws in the future. The Company has not received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Company’s Knowledge, the Company is not under investigation with respect to violations of any such Laws.

Section 3.16 Regulatory Compliance

(a) Schedule 3.16 contains a complete and correct list of all Licenses and Permits issued to or maintained by the Company as of the Execution Date that are necessary to the conduct of the Business as the Business has been operated since the Measurement Date (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect.

(b) The Company is in compliance in all respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits. The Company has not received written notice that any of the Material Licenses and Permits will not be renewed, and there are, to the Company’s Knowledge, no proceedings pending to revoke or withdraw any such Material Licenses and Permits.

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Section 3.17 Compliance with Environmental, Health and Safety Requirements

Except as could not reasonably be expected to have a Material Adverse Effect, the Company has complied with all Laws and contractual obligations concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or clean up of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

Section 3.18 Employee Benefit Plans

The Company has no material Plans.

Section 3.19 Labor Matters

(a) No charge or complaint of employment discrimination or other similar charge or complaint has been made against the Company since the Measurement Date, or is pending or, to the Knowledge of the Company, threatened, nor does the Company know of any basis for any such allegation, charge or complaint.

(b) Except as set forth in Schedule 3.19(b), the Company is not a party to or bound by any collective bargaining agreement. No organizational effort is presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company. The Company is not engaged in any unfair labor practice and there is (i) no unfair labor practice charge or complaint pending against the Company or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company, or to the Knowledge of the Company so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending against the Company or, to the Knowledge of the Company threatened against the Company, and (iii) no union representation question, petition or proceeding existing with respect to the employees of the Company.

(c) Except as could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.19(c), the Company has complied with all applicable Laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, and collective bargaining. The Company is not, nor has the Company ever been, an enterprise subject to the Worker Adjustment and Retraining Notification Act or any similar state law.

Section 3.20 Employees

(a) Schedule 3.20(a) sets forth the following: a true, complete and accurate list of each employee of the Company as of the Execution Date.

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(b) None of the Company’s employees has informed the Company, either orally or in writing, of any plans to terminate their employment or relationship with the Company generally or as a result of the transactions contemplated hereby or otherwise.

(c) All employees of the Company are “employees at will” or otherwise employed such that the Company may lawfully terminate their employment at any time, with or without cause.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company to be in breach of any Contract with any employee of the Company or cause the Company to be liable to pay any severance or other amount to any employee or individual service provider of the Company. The Company has not made any commitment to any of its employees in respect of any possible increases in compensation by the Transferee following the Closing.

Section 3.21 Affiliate Transactions

Schedule 3.21 sets forth all Contracts between the Company, on the one hand, and any Affiliates of the Company or the Transferor on the other hand (other than employment Contracts entered into in the ordinary course of business consistent with past practice) as of the Execution Date. Each Contract between the Company, on the one hand, and any Affiliate of the Company, on the other hand, is on commercially reasonable terms and entered into on an arms-length basis.

Section 3.22 Sufficiency of Assets

Except as set forth on Schedule 3.22, upon the consummation of the transactions contemplated by this Agreement, the Company will own or have the right to use all Assets necessary to continue to carry on the Business as currently conducted (consistent with past practice).

Section 3.23 Books and Records

The Company has maintained its books and records in the ordinary course of business consistent with past practice, consistent with professional business standards and practices customary for its industry. The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Company. The books of account and other records of the Company previously delivered to the Transferee have been maintained in accordance with sound business practice, applicable Law and accounting best practices.

Section 3.24 Brokers

No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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Section 3.25 Banks

Schedule 3.25 contains a complete and correct list of the names and locations of all banks or other financial institutions in which the Company has accounts or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto. Schedule 3.25 sets forth the following information with respect to each such financial institution: (a) the name of the financial institution, (b) the location of the financial institution, (c) the identity of all accounts or safe deposit boxes, by number, at such financial institution, and (d) a list of all authorized signatories on such accounts or safe deposit boxes.

Section 3.26 Powers of Attorney

Except as set forth on Schedule 3.26, there are no outstanding powers of attorney executed on behalf of the Company.

Section 3.27 Product Warranty; Product Liability

The Company currently has no products.

Section 3.28 Computer and Technology Security

The Company has taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

Section 3.29 Data Privacy

To the Company’s Knowledge, the Company has complied with and the Business, as currently conducted and as currently proposed to be conducted, is in compliance with, all Data Laws. The Company has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. Since the Measurement Date, the Company has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

The Transferor hereby represents and warrants to the Transferee as follows as of the Execution Date and as of the Closing Date (except where a representation or warranty speaks as of a specific date, in which case as of such date):

Section 4.1 Authorization; Enforceability

The Transferor has the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which the Transferor is a party, to perform its obligations under this Agreement and the Other Agreements to which the Transferor is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which the Transferor is a party. This Agreement has been duly executed and delivered by the Transferor, and the Other Agreements to which the Transferor is a party will be duly executed and delivered by the Transferor at the Closing, and constitute, legal, valid and binding obligations of the Transferor enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

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Section 4.2 Title to Company Shares

The Transferor is the holder of record and beneficial owner of the Company Shares and such Company Shares will, as of the Closing, be free and clear of any and all restrictions on transfer, Taxes or Liens (other than restrictions under the Securities Act or applicable state securities Law). The Transferor has the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the Company Shares, with no limitations, qualifications or restrictions on such rights and powers, and the Transferor will not grant such rights and powers to any other Person prior to the Closing. There are no pending Legal Proceedings against the Transferor affecting its Company Shares or the right of the Transferor to execute, deliver and perform its obligations under this Agreement or the Other Agreements to which the Transferor is a party. At Closing, good and marketable title to the Company Shares held by the Transferor will be sold, assigned, conveyed, transferred and delivered to the Transferee, free and clear of any and all restrictions on transfer, Taxes or Liens (other than restrictions under the Securities Act or applicable state securities Law).

Section 4.3 No Consents

Other than the filing with the FTC and the Antitrust Division of the DOJ of a pre-merger notification and report form as required by the HSR Act, or as set forth on Schedule 4.3, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Transferor in connection with the execution, delivery and performance of this Agreement by the Transferor.

Section 4.4 Litigation

There are no Legal Proceedings pending, or to the Knowledge of the Transferor, threatened, against the Transferor, nor is the Transferor subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent any of the transactions contemplated by this Agreement and the Other Agreements.

Section 4.5 No Violation

Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 4.3, neither the execution and delivery of this Agreement or the Other Agreements to which the Transferor is a party, nor the performance by the Transferor of the transactions contemplated hereby or thereby, will (a) constitute a default under the Organizational Documents of the Transferor, (b) to the Transferor’s Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Transferor is a party, or (c) to the Transferor’s Knowledge, conflict with or violate any Laws applicable to the Transferor or by which any of the Transferor’s Assets are bound.

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Section 4.6 Brokers

No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement and the Other Agreements.

Section 4.7 Transferor’s Investment Intent

(a) The Transferor is acquiring the Equity Consideration for the Transferor’s own account, for investment and not for distribution or resale to others.

(b) The Transferor consents to the placement of a legend on any certificate or other document evidencing the Equity Consideration substantially in the form set forth in Section 6.7.

(c) The Transferor is not acquiring the Equity Consideration in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(d) The Transferor has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

(e) The Transferor has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Equity Consideration.

(f) The Transferor understands the various risks of an investment in the Equity Consideration and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Equity Consideration.

(g) The Transferor has had access to the Transferee’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Transferee that such person or entity has requested.

(h) The Transferor has been afforded the opportunity to ask questions of and receive answers concerning the Transferee and the terms and conditions of the issuance of the Equity Consideration.

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(i) The Transferor is an “accredited investor” as that term is defined in Regulation D of the Exchange Act, and is able to protect its interests in connection with the acquisition of the Equity Consideration and can bear the economic risk of investment in such securities. The Transferor has such knowledge and experience in financial or business matters that the Transferor is capable of evaluating the merits and risks of the investment in the Equity Consideration.

(j) The Transferor is not a U.S. person and is not acquiring the Equity Consideration for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

(k) The Transferor will make all subsequent offers and sales of the Equity Consideration either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, the Transferor will not resell the Equity Consideration to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

(l) The Transferor has no present intention to sell the Equity Consideration in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Equity Consideration and is not acting as a distributor of such securities.

(m) The Transferor, its Affiliates nor any Person acting on behalf of such person or entity, has not entered into, does not have the intention of entering into, and will not enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Equity Consideration at any time after the Closing Date through the Distribution Compliance Period.

Article V
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee hereby represents and warrants to the Transferor as of the Execution Date and as of the Closing Date (except where a representation or warranty speaks as of a specific date, in which case as of such date) as follows:

Section 5.1 Organization and Qualification

The Transferee is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Transferee is duly organized, validly existing and in good standing under the Laws of the State of its incorporation or organization, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Transferee. The Transferee has the requisite corporate power and authority to conduct the business of the Transferee as it is now being conducted and is proposed to be conducted, to own and lease the Assets which it owns and leases and to perform all of its obligations under each Contract by which it is bound. The Transferee is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdiction(s) listed on Schedule 5.1, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its Assets requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Transferee. Set forth on Schedule 5.1 are all the names (i.e. “trading” or “doing business as” names) under which the Transferee is currently or has ever conducted its business.

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Section 5.2 Authorization; Enforceability

(a) The Transferee has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by the Transferee, the Other Agreements to which the Transferee is a party will be duly executed and delivered by the Transferee at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Transferee, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

(b) No vote, consent, or approval, notice or action with respect to, or meeting of, any class or series of capital stock of the Transferee is necessary or otherwise required under the Transferee’s Organizational Documents, applicable Law, or the rules or requirements of Nasdaq to adopt, authorize and approve this Agreement and the Other Agreements to which Transferee is a party.

Section 5.3 Capitalization

(a) The Transferee is authorized to issue a maximum of 5,000,000,000 Transferee Ordinary Shares, of which 21,600,000 Transferee Ordinary Shares are issued and outstanding as of the date hereof. All of such issued and outstanding Transferee Ordinary Shares have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens), and have been issued in compliance with applicable Law. As of the Execution Date, such issued and outstanding Transferee Ordinary Shares constitute the only outstanding Equity Interests of the Transferee. No Equity Interests of the Transferee are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales or repurchases by the Transferee of its Equity Interests have been effected in compliance with all applicable federal and state securities laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of the Transferee. The Transferee does not own, directly or indirectly, or have any obligation to acquire, any Equity Interests of any Person.

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(b) Schedule 5.3 sets forth a complete and correct list of each Subsidiary of the Transferee, as well as the jurisdiction of incorporation or organization, the type of entity and the authorized and the issued and outstanding Equity Interests of each such Subsidiary. All of such issued and outstanding Equity Interests have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens), and have been issued in compliance with applicable Law. As of the Execution Date, such issued and outstanding Equity Interests constitute the only outstanding Equity Interests of such Subsidiary. No Equity Interests of any such Subsidiary are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales or repurchases by each Subsidiary of the Transferee of such Subsidiary’s Equity Interests have been effected in compliance with all applicable federal and state securities laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of such Subsidiaries. The Subsidiaries of the Transferee do not own, directly or indirectly, or have any obligation to acquire, any Equity Interests of any Person.

Section 5.4 No Consents

Other than the filing with the FTC and the Antitrust Division of the DOJ of a pre-merger notification and report form as required by the HSR Act, or as set forth on Schedule 5.4, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Transferee in connection with the execution, delivery and performance of this Agreement by the Transferee.

Section 5.5 Litigation

There are no Legal Proceedings pending, or to the Transferee’s Knowledge, threatened, against the Transferee, nor is the Transferee subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 5.6 No Violation

Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 5.4, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under the Organizational Documents of the Transferee, or (b) to the Transferee’s Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Transferee is a party, or (c) to the Transferee’s Knowledge, conflict with or violate any Laws applicable to the Transferee or by which any of its Assets is bound.

Section 5.7 CFIUS

Neither the Transferee nor any of its Subsidiaries is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

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Section 5.8 Outbound Investment Security Program

The Transferee either is (a) not a “person of a country of concern”; or (b) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”). The Transferee has no intention of becoming a “person of a country of concern” that engages in any “covered activity”. The Transferee is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

Section 5.9 Issuance of the Equity Consideration

The Equity Consideration has been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for in this Agreement and the Other Agreements or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights.

Section 5.10 Nasdaq Listing; Foreign Private Issuer

(a) The Transferee Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Transferee has taken no action designed to terminate the registration of the Transferee Ordinary Shares under the Exchange Act nor has the Transferee received any notification that the SEC is contemplating terminating such registration. The Transferee has not, in the twelve (12) months preceding the Execution Date, received written notice from Nasdaq to the effect that the Transferee is not in compliance with the listing or maintenance requirements of the Nasdaq Capital Market. The Transferee is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Transferee Ordinary Shares on Nasdaq. The Equity Consideration, upon the issuance thereof to the Transferor under this Agreement, will be duly authorized for listing on Nasdaq, subject to all necessary regulatory approvals.

(b) The Transferee is a “foreign private issuer” within the meaning of the Exchange Act and is permitted under Nasdaq Listing Rule 5615(a)(3) to follow the corporate governance practices of its home country in lieu of certain Nasdaq corporate governance requirements, except as to those Nasdaq rules that are expressly ineligible for such exemption. To the extent the Transferee elects to follow home country practice in lieu of any Nasdaq corporate governance requirement, the Transferee has made the disclosures required by Nasdaq Listing Rule 5615(a)(3) identifying each Nasdaq corporate governance requirement from which it departs and describing the home country practices it follows, provided, however, that the Transferee may be required by Nasdaq to make one or more disclosures, furnishings (including on Form 6-K) and/or website postings in connection with its reliance on home country practice under Nasdaq Listing Rule 5615(a)(3). The issuance of the Equity Consideration will be made in accordance with Transferee’s disclosed home country practices under Nasdaq Listing Rule 5615(a)(3).

(c) The Transferee has submitted to Nasdaq all required written statements from independent counsel in the Transferee’s home country certifying that the Transferee’s practices are not prohibited by such home country’s laws as provided by Nasdaq Listing Rule 5615-3.

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Section 5.11 Indebtedness

The Transferee has no outstanding Indebtedness, other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) Indebtedness to be incurred pursuant to this Agreement.

Section 5.12 SEC Filings

The Transferee has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the Execution Date (or such shorter period as the Transferee was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Transferee or any Subsidiary is a party or to which the property or assets of the Transferee or any of its Subsidiaries are subject are included as part of or specifically identified in the SEC Reports.

Section 5.13 Financial Statements

The financial statements of the Transferee included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Transferee and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

Section 5.14 Internal Accounting Controls

The Transferee and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

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Section 5.15 Sarbanes-Oxley; Disclosure Controls

The Transferee is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Transferee maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act).

Section 5.16 Personal Property

The Transferee has good title to, a valid leasehold interest in, or a valid license to use, all Assets material to the operation of its business, free and clear of any Liens, except for Permitted Liens. All tangible Assets used by the Transferee in the ordinary course of business are in good working condition and repair and sufficient for the operation of the Business as presently conducted (normal maintenance, wear and tear excepted).

Section 5.17 Compliance with Environmental, Health and Safety Requirements

The Transferee has complied with all Laws and contractual obligations concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or clean up of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

Section 5.18 Books and Records

The Transferee has maintained its books and records in the ordinary course of business consistent with past practice, consistent with professional business standards and practices customary for its industry. The Transferee makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Transferee.

Section 5.19 Brokers

No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Transferee.

Section 5.20 Computer and Technology Security

The Transferee has taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Transferee’s business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

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Section 5.21 Data Privacy

To the Transferee’s Knowledge, the Transferee has complied with and the Transferee’s business, as currently conducted and as currently proposed to be conducted, is in compliance with, all Data Laws. The Transferee has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. For the three (3) years preceding the Execution Date, the Transferee has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed.

Section 5.22 Taxes

Except as set forth on Schedule 5.22:

(a) The Transferee has timely filed, or will timely file (taking into account available extensions of time to file), all Tax Returns required to be filed by it through the date hereof and through the Closing Date, with the appropriate Governmental Authority. Each such Tax Return is complete and correct and correctly reflects the taxable income or loss (or other measure of Tax) of the Transferee. The Transferee has paid and discharged all Taxes required to be paid by it. The Transferee has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected.

(b) The Transferee is not (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law), (ii) filing a consolidated Federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(c) The Transferee has not been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or proposed with respect to any alleged deficiency in Taxes. Except as and to the extent shown on Schedule 5.22, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against the Transferee.

(d) The Transferee has not (and its owners have not, on its behalf) (i) waived any statute of limitations in respect of any Taxes, (ii) agreed to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local law.

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(e) The Transferee has timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Authority) and have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(f) There are no Liens (other than Permitted Liens) relating to any Taxes existing with regard to any of the Assets of the Transferee.

(g) The Transferee has not participated in a “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(h) Within the last two (2) years, the Transferee has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(i) The Transferee will not be required to include any material items of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

Article VI
CERTAIN COVENANTS OF THE PARTIES

Section 6.1 Conduct of Business; Access

(a) From the Execution Date until the Closing, except as (i) set forth on Schedule 6.1, (ii) consented to in writing by Transferee (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) otherwise required or permitted under this Agreement or any of the Other Agreements, Transferor shall (y) cause the Company to conduct the Business in the ordinary course of business materially consistent with past practice and (z) preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and Persons having material business relations with it.

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(b) From the Execution Date until the Closing, except as (i) set forth on Schedule 6.1, (ii) consented to in writing by Transferee (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) otherwise required or permitted under this Agreement or any of the Other Agreements, Transferor shall use commercially reasonable efforts not to:

(i) except for salary increases pursuant to requirements of pre-existing Contracts (i) materially increase the wages, salary, bonus, profit-sharing or other compensation payable to, or enter into any new bonus or incentive agreement or arrangement with, any of its employees or individual service providers, (ii) enter into any new employment, severance, consulting, or other compensation agreement with, or change the job title or make any other material change in the position or job responsibilities of any of its current employees or individual service providers, (iii) materially amend or enter into a new Plan, or any employment policy relating to vacation pay, sick pay, disability, severance pay or otherwise relating to any employee or individual service provider, (iv) make or agree to make any bonus or profit sharing payments to any employee or individual service provider other than pursuant to requirements of pre-existing Contracts, or (v) hire any new employee or individual service provider (other than to fill a vacancy or replace a terminated employee or individual service provider) with annual base compensation above $100,000;

(ii) make any change to its authorized or issued Equity Interests, or issue, deliver or sell, or authorize or propose the issuance, delivery, sale or grant of (i) any of its Equity Interests, (ii) any securities convertible into its Equity Interests, or (iii) any rights, warrants, calls, subscriptions or options to acquire its Equity Interests or synthetic equity, or purchase, redeem, retire or make any other acquisition of any Equity Interests or other securities;

(iii) amend any of its Organizational Documents;

(iv) merge or consolidate with, or purchase substantially all of the Assets of, or otherwise acquire any business of any Person; or sell, lease, transfer, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its Assets, all of which Assets shall be maintained in their current condition, ordinary wear and tear excluded, with insurance in such amounts and of such kinds comparable to that in effect on the Execution Date;

(v) make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(vi) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness, or issue or sell any debt securities or warrants or rights to acquire any debt securities, or guarantee any debt securities of others, or create any new Lien on any of its Assets, in each case other than ordinary course trade payables and intercompany advances between the Company, its Affiliates, or their respective Subsidiaries;

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(vii) alter its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities);

(viii) enter into, amend, modify, terminate or grant any waiver under any Material Contract, or enter into, amend, modify, terminate or grant any waiver under any Material License or Permit;

(ix) declare, set aside, or pay any dividends or otherwise make any distribution or payment, on or in respect of its Equity Interests, or redeem, purchase or otherwise acquire (i) its equity interests, (ii) any securities convertible into its equity interests or (iii) any rights, warrants, calls, subscriptions or options to acquire its equity interests;

(x) enter into any material Contract with the Transferor or any Affiliate or Representative thereof other than intercompany services agreements between the Company, its Affiliates, or their respective Subsidiaries; or

(xi) make or change any material Tax election, change any annual accounting period, change or adopt any accounting method for Taxes, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any material right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or take any similar action related to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax Liability of the Company for any taxable period ending on or after the Closing Date, or decreasing any Tax attribute of the Company otherwise existing on the Closing Date.

Nothing contained in this Agreement shall be deemed to give the Transferee, directly or indirectly, the right to control or direct the Company’s Business or operations prior to the Closing. Further Assurances.

Each of the Parties hereby agrees to, and to cause their respective Affiliates to, without further consideration, execute and deliver such additional documents and other instruments of transfer and take such other action as may be reasonably required or as may be reasonably requested by the other Party or its counsel following the Closing in order to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Other Agreements.

Section 6.2 Subsequent Events; Schedules Supplements

From time to time prior to the Closing, the Company and the Transferor shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the Execution Date (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement; provided, however, that if as a result of matters disclosed in such Schedule Supplement, the Transferee has the right to, but does not elect to, terminate this Agreement within 10 Business Days of its receipt of such Schedule Supplement, then the Transferee shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. No Schedule Supplement shall cure, modify or amend any representation, warranty, covenant or condition, or limit Transferee’s remedies, unless Transferee expressly agrees in writing, and the condition in Section 8.2(a) shall be satisfied only if the representations and warranties of the Company are true and correct except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on the Company.

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Section 6.3 Regulatory Filings

The Company shall (a) make any filings required of it or any of its respective Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the Execution Date, (b) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by it or any of its respective Affiliates from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Transferee in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or such transaction. The Company shall furnish to the Transferee all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

Section 6.4 Access

From the Execution Date until the Closing, the Company shall (a) provide the Transferee and its authorized representatives with reasonable access upon reasonable notice to the properties, assets, and books and records of the Company to the extent related to the Business; (b) instruct the Representatives of the Company to reasonably cooperate with the Transferee in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance written notice to the Transferor and the Company, under the supervision of the Transferor’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Transferor. All requests by the Transferee for access pursuant to this Section 6.4 shall be submitted or directed exclusively to Henry Ji, Ph.D. in accordance with Section 13.1 or such other individuals as the Transferor may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement and subject to the Transferor’s obligations under Section 6.9, neither the Transferor nor the Company shall be required to disclose any information to the Transferee or any of its Representatives if such disclosure would reasonably be expected to: (a) cause competitive harm to the Transferor, the Company, or any of their respective businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Execution Date. Prior to the Closing, without the prior written consent of the Transferor, which may be withheld for any reason, the Transferee shall not contact any business relations of the Company.

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Section 6.5 Press Releases and Public Disclosure

Prior to the Closing, none of the Company, the Transferor, nor the Transferee shall, without the prior written consent of the other Parties, or except as required by Law, issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby. If the Company, the Transferor or the Transferee is required by Law to issue such press release or otherwise make such public statement or disclosure, the Parties will consult with each other regarding the content thereof and cooperate in the making of such press release, public statement or other public disclosure.

Section 6.6 Mutual Exclusivity; Proposed Acquisition Transactions

(a) Mutual Exclusivity. During the period from the Execution Date until the Closing or the earlier termination of this Agreement pursuant to Article XI hereof, none of the Parties, nor any of their respective Representatives (including without limitation their investment bankers, attorneys and accountants), shall take or permit any other Person on its behalf to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the other Parties or their respective Representatives) concerning any purchase of the Company Shares, any merger, acquisition, consolidation, recapitalization, liquidation, or dissolution involving the applicable Parties, any sale of all or substantially all of the assets of such Party or similar transaction involving the Parties (other than assets sold in the ordinary course of business) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). The Parties shall, and shall cause their respective Representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Acquisition Transaction. Each of the Parties hereby represents that it is not now engaged in discussions or negotiations with any Person other than the other Parties or their respective Affiliates with respect to any Proposed Acquisitions Transaction. Each of the Parties agree not to release any third party from, or waive any provision of, any confidentiality or stand-still agreement to which they (or any of them) are party.

(b) Notification of Proposed Acquisition Transactions. Before responding to any offer of a Proposed Acquisition Transaction, the Party recipient thereto shall (i) immediately notify the other Parties (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested, with respect to any Proposed Acquisition Transaction, (ii) promptly notify the other Parties of the material economic terms of any proposal that it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide the other Party with a copy of any such offer, if written, or a written summary in reasonable detail of such offer, if not in writing, and (iv) keep the other Party reasonably informed of the status of such offer and the offeror’s efforts and activities with respect thereto.

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(c) Liability; Equitable Relief. The Parties hereby acknowledge and agree that they shall be liable for any actions taken by their Representatives or Affiliates in violation of this Section 6.6. Upon breach of any provisions of this Section 6.6, in addition to any other remedies to which the Parties may be entitled at law or in equity, the Parties shall be entitled to seek injunctive relief. For the purposes of this Section 6.6(c), the Parties agree that any breach of this Agreement would result in irreparable harm, no adequate remedy at law would exist for breach, and damages from breach would be difficult to ascertain.

Section 6.7 Legends

The Transferor acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Equity Consideration, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF PHOENIX ASIA HOLDINGS LTD (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

Section 6.8 Financial Statements

The Transferor shall use commercially reasonable efforts to prepare and deliver to the Transferee by the Closing Date unaudited financial statements of the Company for the three-month period ended March 31, 2026.

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Section 6.9 Filing Cooperation

The Transferor shall, as promptly as reasonably practicable upon request, furnish to the Transferee all information and supporting documentation relating to the Transferor and its Affiliates, equity-holders, capitalization, business, financial statements, officers, directors and the transactions contemplated by this Agreement that is reasonably requested by the Transferee and required under applicable law or the Nasdaq listing rules in connection with the preparation, filing, supplementation or amendment of any filing required to be made by the Transferee with the SEC, the Required Nasdaq Filings or otherwise in connection with obtaining approval of Transferee’s listing application with Nasdaq and the listing of the Ordinary Shares issuable as the Equity Consideration in accordance with this Agreement. The Transferor shall use its reasonable best efforts to cooperate with the Transferee in the preparation of such materials, to review and comment on drafts thereof promptly, and to provide such additional information, representations and confirmations as Nasdaq may reasonably request in connection therewith, in each case as promptly as reasonably practicable after such request. Notwithstanding anything to the contrary in this Agreement, any time period applicable to the Transferee for the preparation or filing of any Required Nasdaq Filings, or for taking any action in connection with obtaining Nasdaq approval contemplated by this Agreement, shall be automatically extended by the period of any delay resulting from the Transferor’s failure to timely provide any such information, documentation, comments, representations or confirmations.

Article VII
COVENANTS OF THE TRANSFEREE

Section 7.1 Further Assurances

The Transferee shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Transferee shall cooperate with the Company to give all notices, make all material required filings with or applications to Governmental Authorities and use commercially reasonable efforts to obtain all material Third Party Consents and Governmental Consents necessary for the parties to consummate the transactions contemplated herein. The Transferee will use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to promptly provide any Governmental Authority with any and all information reasonably requested in connection therewith.

Section 7.2 Regulatory Filings

The Transferee shall (a) make any filings required by the Transferee or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the Execution Date, (b) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by the Transferee from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Company in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction. The Transferee shall use commercially reasonable efforts to furnish to the Company and the Transferor all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. The Transferee shall promptly inform the Company of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Notwithstanding anything to the contrary contained herein, the Transferee shall not be required to accept any divestitures of its business or Assets, or the business or Assets of its Subsidiaries, its Affiliates or the Company or accept an argument to hold any such assets or businesses separately. Transferor will pay all filing fees associated with any filings required under the HSR Act applicable to the transactions contemplated hereby.

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Section 7.3 Indebtedness

From the Execution Date until the Closing, the Transferee shall not incur any Indebtedness other than (a) trade payables incurred in the ordinary course of business consistent with past practice and (b) other unsecured Indebtedness expressly approved in writing by the Transferor.

Section 7.4 Nasdaq Listing

Within ten (10) calendar days immediately following the Execution Date (or, to the extent reasonably necessary, promptly following the Transferee’s receipt of any information or documentation reasonably requested from the Transferor for such purpose), the Transferee shall prepare and file with Nasdaq all Required Nasdaq Filings. Transferee shall use its reasonable best efforts to cause (a) Transferee’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) Transferee to satisfy all applicable initial and continuing listing requirements of Nasdaq and (c) the Ordinary Shares issuable as the Equity Consideration in accordance with this Agreement, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

Article VIII
CONDITIONS PRECEDENT TO THE CLOSING

Section 8.1 Conditions Precedent to Each Party’s Obligations

The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all of the following conditions:

(a) No Legal Prohibition. No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit the consummation by such Party of the transactions contemplated hereby.

(b) No Injunction. Such Party shall not be prohibited, by any order, ruling, consent, decree, judgment or injunction of any court, judicial authority or Governmental Authority from consummating the transactions contemplated hereby.

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(c) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act and all other applicable antitrust or merger control Laws shall have expired or otherwise been terminated.

Section 8.2 Conditions Precedent to Obligations of the Transferee

The obligations of the Transferee under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Transferee:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement or as set forth in any Schedule Supplement delivered by the Company or the Transferor pursuant to Section 6.2 with respect to which the Transferee has not elected to terminate this Agreement, the representations and warranties of the Company and the Transferor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, Material Adverse Effect or correlative terms which shall be true and correct in all such respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). The Company and the Transferor shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing.

(b) No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect has occurred that is continuing with respect to the Company.

(c) Closing Deliveries. The Transferee shall have received, or waived delivery of, the items to be delivered pursuant to Section 9.2

Section 8.3 Conditions Precedent to Obligations of the Transferor

The obligations of the Transferor under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, as of the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Transferor:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Transferee contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, Material Adverse Effect or correlative terms which shall be true and correct in all such respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). The Transferee shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by the Transferee on or prior to the Closing.

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(b) No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect has occurred that is continuing with respect to the Transferee.

(c) Closing Deliveries. The Transferor shall have received, or waived delivery of, the items to be delivered pursuant to Section 9.3.

(d) Nasdaq Listing. The Transferee Ordinary Shares shall be registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Transferee shall have taken no action designed to terminate the registration of the Transferee Ordinary Shares under the Exchange Act nor shall the Transferee have received any notification that the SEC is contemplating terminating such registration. The Transferee shall not have, since the date twelve (12) months preceding the Execution Date until the Closing Date, received written notice from The Nasdaq to the effect that the Transferee is not in compliance with the listing or maintenance requirements of the Nasdaq Capital Market. The Transferee shall be in compliance in all material respects with the listing and maintenance requirements for continued trading of the Transferee Ordinary Shares on Nasdaq. The Equity Consideration, upon the issuance thereof to the Transferor under this Agreement, shall be duly authorized for listing on Nasdaq, subject to all necessary regulatory approvals.

(e) Nasdaq Approval Matters. The Nasdaq Approval shall have been obtained and shall remain in full force and effect, and no notice of objection, deficiency, adverse determination, delisting concern, public interest concern, or similar communication shall have been issued by Nasdaq that would reasonably be expected to impair, limit, condition, delay, or prevent the consummation of the Closing or the continued listing of the Transferee Ordinary Shares immediately following the Closing. All Required Nasdaq Filings shall have been duly and timely prepared, completed, and submitted in all material respects, and all such Required Nasdaq Filings that must be accepted, cleared, acknowledged, or not objected to by Nasdaq as a condition to obtaining Nasdaq Approval shall have been so accepted, cleared, acknowledged, or not objected to. Any applicable waiting periods, notice periods, or shareholder approval seasoning periods under Nasdaq rules or interpretations that are prerequisites to the Closing shall have expired or been satisfied.

Article IX
CLOSING

Section 9.1 Time and Place

The Closing shall take place on the date that is two (2) Business Days after date on which all conditions set forth in Article VIII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived by the Party entitled to the benefit of the same, or such other date as the Transferee and the Transferor mutually agree. The Closing may also be consummated electronically or by other means satisfactory to the Transferee, the Transferor and their respective counsel. The Closing shall be deemed to occur as of 11:59 p.m. Eastern Time on the Closing Date.

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Section 9.2 Deliveries by the Company and the Transferor

At the Closing, the Company and the Transferor shall deliver or cause to be delivered to the Transferee:

(a) Instruments of Transfer. Certificates representing the Company Shares, duly endorsed in blank or accompanied by duly executed share transfer forms;

(b) Corporate Documents. A copy of the Certificate of Incorporation of the Company;

(c) Minute Books. All of the minute books, register of members and similar corporate records of the Company;

(d) Good Standing Certificate. A certificate of good standing with respect to the Company, issued by the Cayman Islands Registrar of Companies, as of a date not more than twenty (20) days prior to the Closing Date;

(e) Board Resolutions. A copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of this Agreement and the Other Agreements to which the Company is a party and the performance by the Company of its obligations hereunder (including the registration of the transfer of the Company Shares in the register of members of the Company) and thereunder;

(f) Transferor’s Consent. A copy of the resolutions of the board of directors of the Transferor, in its capacity as the sole shareholder of the Company, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Transferor is a party and the performance by the Transferor of its obligations hereunder and thereunder;

(g) Company and Transferor Certificate. A certificate, dated as of the Closing Date and executed by the Transferor and an executive officer of the Company, certifying the fulfillment of the conditions set forth in Section 8.2 as of the Closing Date;

(h) Tax Certificate. A duly completed and executed Internal Revenue Service Form W-8 executed by the Transferor; and

(i) Other Documents. Such other documents and instruments as the Transferee may reasonably request to consummate the transactions contemplated hereby.

Section 9.3 Deliveries by the Transferee

The Transferee will deliver or cause to be delivered to the Transferor:

(a) Equity Consideration. Electronic confirmation (or book entry statements) of the deposit of the Equity Consideration into electronic DRS account(s) maintained on behalf of the Transferor by the Transferee’s transfer agent;

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(b) Transferee Certificate. The certificate required by Section 8.3(a);

(c) Good Standing Certificate. A certificate of good standing with respect to the Transferee, issued by the Cayman Islands Registrar of Companies, as of a date not more than twenty (20) days prior to the Closing;

(d) Board Resolutions. A copy of the resolutions of the Transferee’s board of directors, certified by the secretary of the Transferee as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Transferee is a party and the performance by the Transferee of its obligations hereunder and thereunder;

(e) Nasdaq Listing. Evidence that a form of Nasdaq Listing of Additional Shares with respect to the Equity Consideration was filed by Transferee at least fifteen (15) days before the Closing Date and Nasdaq has closed its review of such filing or otherwise has made no comments to such filing; and

(f) Other Documents. Such other documents and instruments as the Company or the Transferor, or their respective counsel, shall deem reasonably necessary to consummate the transactions contemplated hereby.

Article X
POST CLOSING COVENANTS

Section 10.1 Tax Covenants

(a) Cooperation and Records Retention. The Transferor and the Transferee shall (i) each provide the other, and the Transferee shall cause the Company to provide the Transferor, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other, and the Transferee shall cause the Company to retain and provide the Transferor with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, the Transferee shall retain, and shall cause the Company to retain, and the Transferor shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the provisions of this Section 10.1(a).

(b) Transfer Taxes. All Transfer Taxes arising out of the sale of Equity Interests contemplated by this Agreement shall be borne and paid by Transferor.

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Section 10.2 General

In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

Article XI
TERMINATION

Section 11.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Transferee and the Transferor;

(b) by the Transferee or the Transferor after November 2, 2026 (the “Outside Date”), if (i) the Closing shall not have occurred on or before the Outside Date, and (ii) the terminating Party has not materially breached any provision of this Agreement; provided, however, that (A) the Transferor may in its sole discretion elect to extend the Outside Date by up to 180 days in one or more extensions if as of the then-current Outside Date either or both of (x) the condition set forth in Section 8.1(c) has not been satisfied or (y) any other condition set forth in Section 8.1 or Section 8.3 (other than those conditions that by their terms or nature are to be satisfied at the Closing) has not been waived or satisfied as a result of the effectiveness of any Order (whether preliminary, temporary or permanent) preventing the consummation of the transactions contemplated by this Agreement arising with respect to the HSR Act; and (B) that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party during the pendency of any Legal Proceeding for specific performance of this Agreement, and in such case, the Outside Date shall automatically be extended until and following the completion of such Legal Proceeding such that the Outside Date shall be five (5) Business Days following the completion of such Legal Proceeding; or

(c) by the Transferee, if (i) a breach of any representation, warranty, covenant or agreement on the part of the Transferor set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Section 8.1 or Section 8.2 to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) forty-five (45) days after receipt by the Transferor of written notice from the Transferee stating the Transferee’s intention to terminate this Agreement pursuant to this Section 11.1(c) and (y) the Outside Date and (ii) Transferee has not materially breached any provision of this Agreement;

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(d) by the Transferor, if (i) a breach of any representation, warranty, covenant or agreement on the part of Transferee set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Section 8.1 or Section 8.3 to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) forty-five (45) days after receipt by Transferee of written notice from the Transferor stating the Transferor’s intention to terminate this Agreement pursuant to this Section 11.1(d) and (y) the Outside Date and (ii) the Transferor has not materially breached any provision of this Agreement; and

(e) by any Party if any court, judicial authority or Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any Legal Proceeding which, in any such case, has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal, or otherwise preventing or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 11.1(e) shall not be available to any Party unless such Party shall have used commercially reasonable efforts to oppose any such action or to have such action vacated or made inapplicable to the transactions contemplated by this Agreement.

Section 11.2 Effect of Termination

In the event of the valid termination of this Agreement in accordance with Section 11.1, all rights and obligations under this Agreement shall terminate and shall be of no further force or effect and there shall be no liability on the part of the Transferee, the Company or the Transferor to one another; provided, however, that (a) the rights and obligations of the Parties set forth in Article XI, this Section 11.2, Article XII and Article XIII, inclusive, shall survive such termination, and (b) no termination of this Agreement shall release, or be construed as releasing, any Party from any Liability to any other Party which may have arisen under this Agreement prior to termination.

Article XII
DEFINITIONS

Definitions. As used in this Agreement,

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether accrued, contingent, fixed or otherwise, and wherever located), including the goodwill related thereto, operated, owned or leased by such Person.

“Business” means the business of pharmaceutical product development and commercialization for treating human illness and such other businesses as the Company is engaged on the Execution Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in the city of Palo Alto, California are permitted or required by applicable Law to close.

“Transferee Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Transferee.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” or “Knowledge of the Company” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Xiao Xu and Henry Ji, Ph.D.

“Consent” means any approval, consent, ratification, waiver, notice or other authorization.

“Contract” means any written agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct the use of, disposition of and access to the property of another Person.

“Data Laws” means laws, regulations, guidelines and rules in any jurisdiction (federal, state, provincial or local) applicable to data privacy, data security, and/or protection of personal information.

“Dollar,” “Dollars” or “$” means the lawful currency of the United States of America.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is included in a controlled group of companies within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

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“Governmental Authority” means the United States or any state, provincial, county, municipal, city, local or foreign government, or any instrumentality, division, subdivision, department, agency or authority of any thereof having competent jurisdiction over any of the Company, the Transferee or the transactions contemplated by this Agreement, as applicable.

“HSR Act” means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder).

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements, (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) after giving effect to the Closing, (j) all Indebtedness of the types referred to in clauses (a) through (b) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (k) any unfunded pension liabilities; and (l) any so-called “change of control” payments.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (f) all computer software (including Source Code, executable code, data, databases, and related documentation).

“Law” means each provision of any currently implemented Federal, state or local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

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“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, exemptions, classifications, registrations, easements, franchises, and other similar rights (or any waivers of the foregoing) issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, occupancy agreement, easement, covenant, encroachment, title defect, title retention agreement, voting trust agreement, proxy, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations.

“Material Adverse Effect” means, with respect to a Party, any change, effect, event, occurrence, or development that, individually or in the aggregate, is materially adverse to the financial condition, results of operations, or business of such Party taken as a whole or that would prevent the ability of such Party to perform its obligations under this Agreement or the Other Agreements or to consummate the Closing; provided, however, that “Material Adverse Effect” shall not include any change, effect, event, occurrence, or development, alone or in combination, directly or indirectly, caused by or resulting or arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Party operates; (c) any changes in financial, debt, credit, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities, military actions, or terrorism, or the escalation or worsening thereof; (e) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated hereby, including the effects of such transactions on relationships with customers, suppliers, Governmental Authorities, employees, or other third-party relationships or (h) any natural or man-made disaster (including pandemics or epidemics) or acts of God, or any governmental or other response or reaction to the foregoing.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Approval” means, with respect to the transactions contemplated by this Agreement, written approval, authorization, clearance, or confirmation from Nasdaq that: (i) Nasdaq has approved, authorized, cleared, or otherwise accepted the consummation of the transactions contemplated hereby, including any required reverse merger, reverse takeover, change of control, or similar application, review, or determination required under the Nasdaq Rules; (ii) immediately following the Closing, the Transferee and the Transferee Ordinary Shares shall satisfy all applicable continued listing and other applicable Nasdaq requirements, including the requirements of the Nasdaq Capital Market, to the extent applicable, in each case without any material condition, qualification, requirement, deficiency notice, or reservation that has not been satisfied or waived in writing by Nasdaq.

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“Nasdaq Rules” means the applicable rules and regulations of Nasdaq.

“Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking, but without the intervening steps of compilation or assembly.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation (including any certificate of incorporation on change of name), memorandum of association, articles of association and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Other Agreements” the documents and agreements to be delivered by the Parties pursuant to Article IX hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority, in each case including, without limitation, such Person’s successors and permitted assigns.

“Permitted Liens” means (i) Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith; (ii) Liens of mechanics, warehousemen, carriers, workmen, repairmen or other like Liens arising or incurred in the ordinary course of business; (iii) Liens affecting real property; (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) non-exclusive licenses of Intellectual Property; (vi) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits; (vii) in the case of equity securities, restrictions arising under applicable securities Laws; and (viii) other imperfections of title or Liens, if any, that have not had a Material Adverse Effect.

“Plans” means (a) all employee benefit plans as defined in Section 3(3) of ERISA; (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (c) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing compensation or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee or individual service provider or former employee or individual service provider of the Company, and (i) to which the Company is or has been a party or by which the Company is or has been bound, or (ii) with respect to which the Company has made any payments or contributions since the Measurement Date (or with respect to which the Company or any ERISA Affiliate of the Company may otherwise have any liability (including any such plan or arrangement formerly maintained by the Company or any ERISA Affiliate of the Company)).

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“Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on the Closing Date.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Reference Price” means a price of $10.00 per Transferee Ordinary Share, such value being the arithmetic mean of the official closing prices of the Transferee Ordinary Shares on the Nasdaq Capital Market, as reported by Nasdaq, for each day on which the Nasdaq Capital Market was open for trading and on which trading in the Transferee Ordinary Shares was not suspended or restricted during the period commencing on March 16, 2026 and ending on April 15, 2026 (both dates inclusive) being approximately $15.37, less a discount of thirty-five per cent. (35%), rounded down to the nearest whole Dollar, such discount reflecting, among other things, (i) the restricted nature of the Equity Consideration under Regulation S promulgated under the Securities Act, (ii) the Distribution Compliance Period applicable to the Transferor in accordance with Section 4.2(l), (iii) the illiquidity arising from the size of the Equity Consideration relative to the existing public float of the Transferee Ordinary Shares, and (iv) the absence of registration rights in respect of the Equity Consideration.

“Representative” means, with respect to any Person, any director, officer, principal, attorney, employee, agent, consultant, accountant, or any other Person acting in a representative capacity for such Person.

“Required Nasdaq Filings” means all notices, applications, forms, amendments, supplements, submissions, and other filings, disclosures, and communications required to be prepared, made, submitted, furnished, or accepted by or with Nasdaq in connection with the transactions contemplated by this Agreement, including: (i) any Listing of Additional Shares notification, including a Listing of Additional Shares notification with respect to the Equity Consideration; (ii) any amendment or supplement to any Nasdaq listing application or listing agreement then in effect; (iii) any notice, application, or submission required under Nasdaq Rules 5110 and 5405, or any successor or other applicable Nasdaq Rules, in connection with the reverse merger, reverse takeover, change of control, issuance of securities, or continued listing of Transferee or the Surviving Public Company; and (iv) any Current Report on Form 8-K, proxy statement, information statement, or other disclosure document to the extent required by the Nasdaq Rules as a prerequisite to, or in connection with, obtaining Nasdaq Approval.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Straddle Period” means any taxable period that includes the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any U.S., state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, excise, stamp, registration, value-added and stock transfer Taxes and any similar Taxes.

“Transferee’s Knowledge” or “Knowledge of the Transferee” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Kelvin Yeung and Cyrus Leung.

“Transferor’s Knowledge” or “Knowledge of the Transferor” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Xiao Xu and Henry Ji, Ph.D.

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.

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Term	Section
“AAA”	Section 13.16
“Agreement”	Preamble
Agreed Equity Value	Section 2.1
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Commercial AAA Rules”	Section 13.16
“Company”	Preamble
“Company Intellectual Property”	Section 3.12
“Company Shares”	Recitals
“Corporation”	Section 6.7
“Distribution Compliance Period”	Section 4.7(k)
“Equity Consideration”	Section 2.1(a)
“Execution Date”	Preamble
“Governmental Consents”	Section 3.6(a)
“Insurance Policies”	Section 3.13
“IP License Agreements”	Section 3.12(e)
“Legal Proceeding”	Section 3.14
“Material Contracts”	Section 3.9
“Material Licenses and Permits”	Section 3.16
“Measurement Date”	Section 3.7
“Outbound Investment Security Program”	Section 5.8
“Outside Date”	Section 11.1(b)
“Party”	Preamble
“Proposed Acquisition Transaction”	Section 6.6(a)
“Regulation S”	Section 6.7
“Released Claims”	Section 13.19
“Released Parties”	Section 13.19
“Releasors”	Section 13.19
“Schedule Supplement”	Section 6.2
“Third Party Consents”	Section 3.6(a)
“Transferee”	Preamble
“Transferor”	Preamble
“TID U.S. business”	Section 5.7
“U.S. Securities Act”	Section 6.7

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Article XIII MISCELLANEOUS

Section 13.1 Notices, Consents, etc

Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, E-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Company (prior to the Closing):

ACEA Pharma, Inc.
Attention: Henry Ji, Ph.D.
Telephone: (858) 668-6923
E-mail: hji@vivasor.com

with a copy to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeff Hartlin; Elizabeth Razzano
Telephone: (650) 320-1804; (650) 320-1895
Facsimile: (650) 320-1961
E-mail: jeffhartlin@paulhastings.com; elizabethrazzano@paulhastings.com

If to the Transferor:

ACEA Therapeutics, Inc.
Attention: Henry Ji, Ph.D.
Telephone: (858) 668-6923
E-mail: hji@vivasor.com

with a copy to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeff Hartlin; Elizabeth Razzano
Telephone: (650) 320-1804; (650) 320-1895
Facsimile: (650) 320-1961
E-mail: jeffhartlin@paulhastings.com; elizabethrazzano@paulhastings.com

If to the Transferee:

Phoenix Asia Holdings Limited
Attention: Cyrus Leung
Telephone: (852) 3675 2455
E-mail: cyrus_leung@winfield.hk

with a copy to:

Carter, Ledyard & Milburn LLP

28 Liberty Street, New York, NY 10005
Attention: Pang Zhang-Whitaker; Darius Alam
Telephone: (212) 238-8638
Facsimile: (212) 732-3232
E-mail: zhang@clm.com; dalam@clm.com

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Date of service of such notice shall be (i) the date such notice is delivered by hand or by facsimile, E-mail or other form of electronic transmission, (ii) one Business Day following the delivery by express overnight delivery service, (iii) the date confirmation of transmission is received if sent by facsimile during any Business Day, or the next succeeding Business Day if confirmation of transmission is not received on a Business Day, or (iv) three (3) days after the date of mailing if sent by certified or registered mail.

Section 13.2 Severability

The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 13.3 Successors; Assignment

This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Transferor without the prior written consent of the Transferee or by the Transferee without the prior written consent of the Transferor; provided, however, that the Transferee may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of the Transferee, its Assets or its Subsidiaries; provided, further, that (a) such assignment by the Transferee, including any further assignment by such assignees, shall not be effective unless and until written notice has been provided to the other Parties in accordance with Section 13.1 and (b) such assignment shall not release the Transferee from its obligations and liabilities under this Agreement or enlarge, alter or change any obligation of any other Party hereto or due to the Transferee. Any attempted assignment in violation of this Section 13.3 shall be void ab initio.

Section 13.4 Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures (each of which may be an electronic signature, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or comparable Law e.g., www.docusign.com or www.HelloSign.com) of all other parties.

Section 13.5 Expenses

Except as otherwise provided in this Agreement, the Transferor, the Company and the Transferee shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby.

Section 13.6 Governing Law

All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

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Section 13.7 Table of Contents and Headings

The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 13.8 Entire Agreement

This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 13.9 Third Parties

Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.

Section 13.10 Disclosure Generally

All Schedules attached hereto (and any Schedule Supplements) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Except in accordance with the terms and conditions of Section 6.2 hereof, references to any of the Schedules shall not be deemed to include any Schedule Supplements. Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included.

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Section 13.11 Interpretive Matters

Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Schedule Supplements and Exhibits hereto) (g) references to “records” shall refer to all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, (h) “or” is used in the inclusive sense of “and/or,”, and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty or covenant.

Section 13.12 Construction

Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 13.13 Submission to Jurisdiction

EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN Section 13.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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Section 13.14 Waiver of Jury Trial

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Section 13.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.15 Specific Performance

The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine. Accordingly, it is agreed that the Party or Parties not in breach shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.

Section 13.16 Arbitration

In the event of any dispute, controversy or claim after the Closing between any of the Parties hereto arising out of or relating to this Agreement (other than with respect to the determinations by an independent, nationally recognized firm of certified public accountants mutually acceptable to the Transferee and the Transferor (the “Independent Accountant”)), the Parties shall attempt to resolve such dispute among themselves within thirty (30) calendar days from the date either Party sends written notice of such dispute to the other Party. If the Parties fail to resolve the dispute within such period, the dispute shall be settled by binding arbitration, before three (3) arbitrators, which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of a notice of intention to arbitrate sent by one Party, each Party shall designate in writing one (1) arbitrator to resolve the dispute, which two (2) arbitrators shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, failing which, the third arbitrator shall be appointed by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA (the “Commercial AAA Rules”). The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs and specifically have expertise with businesses of types similar to that of the Company, who is not a Representative of any Party hereto or any Affiliate of any Party to this Agreement and who has not received any compensation, directly or indirectly, from any Party hereto or any Affiliate of any Party to this Agreement during the two (2) year period preceding the Closing Date. The arbitration proceedings shall be governed by the Commercial AAA Rules but need not be administered by that organization. The Parties hereto shall request the arbitrators to use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings; provided, however, that the failure of the arbitrators to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the arbitrators as to the resolution of any dispute shall be final, binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each Party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration and the fees of the third arbitrator shall be paid fifty percent (50%) by each of the Parties; provided that the arbitrators shall have the discretion to equitably allocate all fees and expenses of the arbitration (both of the arbitrators and the Parties themselves) based on the nature and outcome of the dispute. The place of the arbitration shall be New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. The Parties agree that after a clear and specific factual finding has been made with respect to a particular factual matter by the arbitrators pursuant to this Section 13.16 or by the Independent Accountant, such clear and specific factual finding shall be deemed to have been finally determined by the Parties for all purposes under this Agreement and, thereafter, no Party shall have the right to seek any contrary determination in connection with any later arbitration procedure. Notwithstanding the foregoing, any dispute limited solely to the arithmetic calculation of the Agreed Equity Value as set forth in Section 2.1 shall be finally determined by the Independent Accountant, whose written determination shall be conclusive and binding on the Parties.

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Section 13.17 Waiver; Remedies Cumulative

The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the Other Agreements will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the Other Agreements can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless such waiver or renunciation is in writing and signed by the other Parties, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice or demand by one Party will be deemed to be a waiver of any obligation of that Party, or a waiver of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Other Agreements.

Section 13.18 Time of the Essence

Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the Other Agreements.

Section 13.19 Mutual Release

In the event that the Closing occurs, each of the Parties, for itself and its Representatives (collectively, the “Releasors”) hereby forever fully and irrevocably releases and discharges the other Parties and each of their respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents and other Representatives, as applicable (collectively the “Released Parties”), from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 13.19, “Released Claims” does not include, and the provisions of this Section 13.19 shall not release or otherwise diminish the obligations of any Party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

ACEA PHARMA, INC.

By:	/s/ Xiao Xu
Name:	Xiao Xu
Title:	Chief Executive Officer

TRANSFEROR:

ACEA THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Title:	Chief Executive Officer

TRANSFEREE:

phoenix asia holdings LIMITED

By:	/s/ Gao Yu
Name:	Gao Yu
Title:	Director

Schedules

SCHEDULES:

Schedule 3.1	-	Organization and Qualification
Schedule 3.4	-	Options
Schedule 3.5	-	No Violation
Schedule 3.6(a)	-	Third Party Consents
Schedule 3.6(b)	-	Governmental Consents
Schedule 3.8	-	Taxes
Schedule 3.9	-	Material Contracts
Schedule 3.11	-	Personal Property
Schedule 3.12	-	Intellectual Property
Schedule 3.13	-	Insurance Policies
Schedule 3.19	-	Labor Matters
Schedule 3.20	-	Employees
Schedule 3.21	-	Affiliate Transactions
Schedule 3.22	-	Sufficiency of Assets
Schedule 3.25	-	Banks
Schedule 3.26	-	Powers of Attorney
Schedule 4.3	-	Transferor Consents
Schedule 5.3	-	Transferee Subsidiaries
Schedule 5.4	-	Transferee Consents
Schedule 5.22	-	Transferee Taxes
Schedule 6.1	-	Conduct of Business